    As filed with the Securities and Exchange Commission on November 10, 1999

                                                 Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                      COMMODORE APPLIED TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)


           DELAWARE                                              11-3312952
(State or Other Jurisdiction of                               (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)

    150 EAST 58TH STREET, SUITE 3400
           NEW YORK, NEW YORK                                      10155
(Address of Principal Executive Offices)                         (Zip Code)


           COMMODORE APPLIED TECHNOLOGIES, INC. 1998 STOCK OPTION PLAN
                            (Full Title of the Plan)

                                PAUL E. HANNESSON
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      COMMODORE APPLIED TECHNOLOGIES, INC.
                        150 EAST 58TH STREET, SUITE 3400
                            NEW YORK, NEW YORK 10155
                     (Name and Address of Agent For Service)

                                 (212) 308-5800
          (Telephone Number, Including Area Code, of Agent For Service)

                                   Copies to:
                             STEPHEN A. WEISS, ESQ.
                            ANTHONY J. MARSICO, ESQ.
                                GREENBERG TRAURIG
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                               TEL: (212) 801-9200
                               FAX: (212) 801-6400

                                               CALCULATION OF REGISTRATION FEE
========================================== ===================== ===================== ======================= ====================

                                                                       Proposed              Proposed
                                                  Amount               maximum                maximum               Amount of
                Title of                          to be             offering price           aggregate            registration
       securities to be registered            registered(1)           per share            offering price              fee
------------------------------------------ --------------------- --------------------- ----------------------- --------------------
Common Stock, par value $.001 per share     1,000,000 shares(2)        $.9375 (3)            $ 937,500           $ 260.63 (2)
========================================== ===================== ===================== ======================= ====================

----------------------------

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares of common stock, par value $0.001 per share (the "Common Stock"), of Commodore Applied Technologies, Inc. (the "Company") being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions.

(2) On December 5, 1997, the Company filed a Registration Statement on Form S-8 (Registration No. 333-41643) (the "Prior Registration Statement") covering 4,000,000 shares of Common Stock underlying options granted and available to be granted under the Company's 1996 Stock Option Plan (the "1996 Plan"). A registration fee of $6,002.40 was paid in connection with the Prior Registration Statement. In December 1998, the Company terminated the 1996 Plan, and all of the options granted thereunder were subsequently surrendered to the Company for cancellation. At the time of such cancellation, none of the 4,000,000 shares of Common Stock covered by the Prior Registration Statement had been issued by the Company. On December 15, 1998, the Company's Board of Directors adopted the Commodore Applied Technologies, Inc. 1998 Stock Option Plan (the "1998 Plan"), under which options to purchase an aggregate of 5,000,000 shares of Common Stock may be granted. Pursuant to General Instruction E to Form S-8, this Registration Statement constitutes (i) Post-Effective Amendment No. 1 to the Prior Registration Statement, and (ii) a new Registration Statement relating to an aggregate of 5,000,000 shares of Common Stock underlying options granted and available to be granted under the 1998 Plan, consisting of
         (a) 4,000,000 shares of Common Stock previously registered under the Prior Registration Statement, which are being carried forward hereby, and (b) 1,000,000 shares of Common Stock being registered hereby. The $260.63 registration fee paid in connection with this Registration Statement relates to the 1,000,000 shares of Common Stock being registered hereby.

(3) Computed in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the total registration fee. Based on the average of the high and low prices (rounded to the nearest cent) of the Common Stock as reported on the American Stock Exchange on November 8, 1999.

                                EXPLANATORY NOTE

         The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (the "Registration Statement"), or as a prospectus or prospectus supplement pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of
Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

         The following reoffer prospectus filed as part of the Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used by certain officers, directors and controlling stockholders of the Company for the reoffer and resale to the public of shares of Common Stock to be issued to them upon exercise of options heretofore or hereafter granted under the Commodore Applied Technologies, Inc. 1998 Stock Option Plan (the "Plan"). Such persons may be deemed to be "affiliates" of the Company within the meaning of the Securities Act and the rules and regulations of the Commission promulgated thereunder, and such shares may be deemed to be "control securities" within the meaning of General Instruction C to Form S-8.

PROSPECTUS


                                1,584,750 SHARES

                      COMMODORE APPLIED TECHNOLOGIES, INC.

                                  COMMON STOCK
                              ---------------------

The persons named in this prospectus as "selling stockholders" may offer and sell for their own accounts up to an aggregate of 1,584,750 shares of our common stock. The selling stockholders will acquire these shares when they exercise stock options granted to them under our 1998 Stock Option Plan. The selling stockholders have not informed us that they currently intend to sell any of these shares.

The selling stockholders may sell the shares from time to time in transactions occurring either on or off the American Stock Exchange, at prevailing market prices or at negotiated prices. Sales may be made through brokers or to dealers, who are expected to receive commissions or discounts (which may be in excess of customary commissions or discounts). The selling stockholders and participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in which event any profit on the sale of the shares by those selling stockholders and any discounts or commissions received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

Our company is an environmental treatment and services company that offers a range of services and technologies directed principally at remediating contamination in soils, liquids and other materials and at disposing of or reusing certain waste by-products. If our pending merger with Global Energy Investors, Inc. is completed, we will be involved in the purchase and operation of electric power plants in emerging foreign markets.

We will not receive any proceeds from sales of the shares by the selling stockholders, but will receive proceeds from the exercise of stock options by the selling stockholders. We will pay all expenses incurred to register the shares, which are estimated to be approximately $47,500, but all brokerage commissions and other expenses incurred by individual selling stockholders will be paid by them.

Our common stock is traded on the American Stock Exchange under the symbol "CXI". On November 8, 1999, the closing sale price of the common stock on the American Stock Exchange was $.9375 per share.

                             ----------------------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                The date of this prospectus is November 10, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") that are required to be filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy such reports, proxy statements and other information at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549, at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's internet site on the World Wide Web at http://www.sec.gov. Copies of these reports, proxy statements and other information also can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

         We have filed a registration statement on Form S-8 with the SEC with respect to the shares. This prospectus constitutes a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement and its exhibits. In addition, there may have been changes in the facts set forth in this prospectus since the date it was filed. For further information about us and our common stock, you should consult the registration statement and its exhibits. Statements in this prospectus regarding the contents of any documents are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of the document on file with the SEC. You may inspect and obtain copies of the registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, through the entities listed above.

         The SEC allows us to "incorporate by reference" certain information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Information contained in a previously filed document that we incorporate by reference is considered to be a part of this prospectus, except for any information superseded by information in this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained or incorporated by reference in this prospectus.

         The following documents we filed with the SEC pursuant to the Exchange Act (File No. 1-11871), as well as any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made prior to the termination of the offering, are incorporated by reference:

         (a) our Annual Report on Form 10-K for the year ended December 31, 1998, including the exhibits thereto;

         (b) our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 1999;

         (c) our Current Report on Form 8-K dated December 25, 1998, and Amendment No. 1 on Form 8-K/A thereto filed with the SEC on March 9, 1999;

         (d) our Current Reports on Form 8-K dated April 21, 1999, August 17, 1999 and October 1, 1999; and

         (e) the description of our common stock contained in our registration statement on Form 8-A, dated June 24, 1996, as amended by our registration statement on Form 8-A/A, dated June 26, 1996, filed under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

         We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all documents incorporated by reference into this prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for copies can be made by writing or telephoning us at our principal executive office at 150 East 58th Street, Suite 3400, New York, New York 10155, Attention: General Counsel; telephone number (212) 308-5800.

                        CERTAIN DEFINITIONS AND TRADEMARK

         Unless otherwise stated or where the context otherwise requires, references in this prospectus to "we," "our" or the "company" refer to Commodore Applied Technologies, Inc. and its direct and indirect subsidiaries. SET(TM) is our trademark.

                           FORWARD-LOOKING STATEMENTS

         This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act based on our current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties which could cause our actual results to differ materially from historical results or those anticipated. Certain of those risks and uncertainties are beyond our control. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those forecast in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. See "Risk Factors--Forward-Looking Statements and Associated Risks."

                                   THE COMPANY

         We are an environmental treatment and services company that provides a range of services related to remediating contamination in soils, liquids and other materials and disposing of or reusing certain waste by-products. Our environmental services business, which accounts for substantially all of our current revenues, offers a full range of services related to environmental management for on-site and off-site identification, investigation, remediation and management of hazardous, mixed and radioactive wastes, as well as waste remediation services through the use of our proprietary technology, known as SET (solvated electron technology). We believe that SET is the only patented, non-thermal, portable and scalable process that is currently available for treating and decontaminating soils, liquids and other materials containing PCBs, pesticides, dioxins, chemical weapons and warfare agents and other toxic contaminants.

         Demand for our environmental technology and services is anticipated to arise principally from two sources:

         o the need for alternative environmental treatment and disposal methods for toxic substances (such as the SET technology), which involve limited safety risks with respect to air pollution and transportation of hazardous materials and do not result in large volumes of residual waste that require further treatment prior to disposal; and

         o stricter legislation and regulations mandating new or increased levels of air and water pollution control and solid waste management.

         Our business strategy is to expand our environmental services business and commercialize our SET technology. We plan to execute this strategy by:

         o strengthening our relationships with our present industrial and government-sector customers, particularly the Department of Energy and Department of Defense, by continuing to provide high-quality environmental management and consulting services;

         o focusing our marketing efforts with respect to the SET technology on selected niche markets within certain strategic environmental market segments, such as government mixed waste remediation and chemical weapons demilitarization, where we believe SET offers the greatest immediate value and meets pressing customer needs; and

         o establishing additional collaborative joint working and marketing arrangements with established engineering and environmental service organizations to pursue commercial opportunities in the public and private sector.

         On April 21, 1999, the company, executed a definitive agreement (the "Prior Agreement") to initially acquire a 50% interest in Global Energy Investors, LLC.. ("Global") with the company to have the ability to acquire the remainder of Global upon the occurrence of certain conditions. The Prior Agreement was later ratified by the company's board of directors on May 4, 1999, and was the subject of the company's Current Report on Form 8-K filed on May 19, 1999.

         Under the Prior Agreement, the company undertook to raise $10 million in new working capital by August 31, 1999, but was not able to complete a financing prior to such date. As a consequence, the company and Global agreed to allow the Prior Agreement to lapse and began discussions on a new agreement for a transaction that, if consummated, would permit the company to acquire Global.

         On October 1, 1999, the company, Global Energy Investors, Inc., a successor to Global ("GEI"), each of the stockholders of GEI and Commodore Global Energy, Inc., a wholly-owned subsidiary of the company formed (or to be formed) for purposes of this transaction ("CGE"), executed a definitive Agreement and Plan of Merger (the "New Agreement"). Pursuant to the New Agreement, subject to the satisfaction of several conditions, GEI would merge with and into CGE, with CGE to survive the merger (the "Merger"). In exchange for their shares of stock in GEI, the stockholders of GEI would receive an aggregate of 12,500,000 newly issued shares of the company's common stock, par value $0.001 per share (the "common stock") under the following conditions:
9,000,000 of such shares of common stock would be issued to the GEI stockholders upon the effective time of the Merger; the remaining 3,500,000 shares (the "Escrowed Shares") would be held in escrow and released to the GEI stockholders only if, during the two year period following the effective time of the Merger (the "Appreciation Period"), the common stock were to trade at or above $3.00 per share for not less than twenty (20) consecutive trading days (the "Triggering Event"). If the Triggering Event does not occur during the Appreciation Period, the Escrowed Shares of common stock would be returned to the company and cancelled. Additionally, the Merger Agreement was amended on October 25, 1999 ("First Amendment") resulting in an extension of the Merger Agreement as long as the company continues to pay to GEI $30,000 per month as compensation for GEI's business development services to the company. The company has previously paid GEI for such services at such monthly rate since April 1999.

         GEI's business involves identifying existing and potential power plants in emerging market countries for ownership and operation. Additionally, GEI also has plans to focus on the acquisition and operation of nuclear power plants in the United States. GEI's principal officers include Robert C. McFarlane, the former National Security Advisor to President Ronald Reagan, and Robert Traylor, a 40-year veteran in the nuclear industry.

         The Merger is contingent upon, among other things, approval of the boards of directors of the company and GEI, the approval of the Merger by the company's stockholders and the successful completion of a financing by the company, the net proceeds of which are not less than $5,000,000.

         Following the Merger, the company expects to elect Mr. McFarlane, as Chairman of the Board and Chief Executive Officer of the company and Messrs. Traylor and Paul E. Hannesson, as Vice Chairmen of the company. Mr. Hannesson will remain President of the company.

         We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 150 East 58th Street, Suite 3400, New York, New York 10155, and our telephone number at that address is (212) 308-5800.

                                  RISK FACTORS

         You should carefully consider the risks described below before deciding to invest in our common stock. The risks and uncertainties we describe below are not the only ones that we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also impair our business operations. If any of the possible events described below actually occurred, our business, financial condition or results of operations could be materially adversely affected. If that happened, the trading price of our common stock could decline, and you could lose all or part of your investment.

WE HAVE A HISTORY OF LOSSES FROM OPERATIONS AND WE EXPECT TO INCUR LOSSES IN THE FUTURE

         We have experienced significant operating losses since our inception. We had net losses of $5,643,000 during 1996, $15,694,000 during 1997, $
5,535,000 during 1998 and $ 1,406,000 during the six months ended June 30, 1999. Our losses have resulted from a combination of:

o        significant investments in our research and development activities;

o large expenditures for infrastructure to support our anticipated future growth;

o        significant costs associated with our commercialization activities;

o lack of meaningful revenues due to significant delays in our obtaining material project contracts from potential governmental and private-sector customers; and

o        general and administrative expenses.

Until we are able to begin one or more large projects for our SET technology, which we have been unable to obtain to date, or until such time as other projects are begun, if ever, we will continue to experience losses. We expect to incur operating losses in the future due primarily to:

o continuing expenditures for our product development and commercialization activities;

o        investments in complementary products and technologies; and

o costs associated with expansion of our environmental management services business.

         As a result of these losses, as of June 30, 1999, we had an accumulated deficit of approximately $36,851,000. In addition, we have had to significantly curtail our business operations and lay off a significant number of our employees in an attempt to control such losses. However, even though we have taken such steps, there can be no assurance that we will be able to operate profitably during the remainder of 1999, or in the future.

OUR SET TECHNOLOGY HAS NOT BEEN PROVEN TO BE EFFECTIVE ON A LARGE-SCALE COMMERCIAL BASIS

         Our SET technology has never been utilized on a large-scale basis. There can be no assurance that this technology will perform successfully on a large-scale commercial basis or that it will be profitable. We have never tested SET under the conditions and in the volumes that will be required to be profitable, and we cannot predict all of the difficulties that may arise. In addition, not all of the results of the tests we conducted on SET have been verified by an independent testing laboratory. Thus, it is possible that this technology may require further research, development, design and testing, as well as regulatory clearances, before it can be commercialized on a large scale. Additionally, our ability to operate our business successfully will depend on a variety of factors, many of which are beyond our control, including:

o competition from companies with greater financial and other resources than we have;

o        cost and availability of supplies that we use;

o changes in governmental initiatives and requirements that affect our technologies and services;

o        changes in regulatory requirements that apply to our business; and

o        costs associated with equipment repair and maintenance.

WE MAY NOT BE ABLE TO OBTAIN ANY COLLABORATIVE AGREEMENTS, LICENSES OR PROJECT CONTRACTS

         Our business is largely dependent on entering into collaborative joint working arrangements with established engineering and environmental companies, or entering into joint venture agreements involving the application of our technologies. To date, only one of our operating subsidiaries and its collaborative joint working partners have been awarded material project contracts. There can be no assurance that we will be able to enter into any other definitive joint project arrangements or joint venture collaborative agreements. Even if we are able to enter into such arrangements or agreements, there can be no assurance that they will be on terms and conditions that are sufficiently beneficial to us, or that they will enable us to generate profits. If we are not able to enter into commercially attractive collaborative working arrangements in the future, we may have to license our technologies to third parties that are not affiliated with us. There also can be no assurance that we will be able to enter into such license arrangements or, if we do, that such arrangements will produce any income to us. In addition, our existing project contracts, and any project contract that may be awarded to us and/or any of our joint working partners in the future, may be curtailed, delayed, redirected or terminated at any time. Problems or delays that we experience on any specific project could materially adversely affect our business and financial condition.

MARKET ACCEPTANCE OF OUR TECHNOLOGY AND SERVICES STILL REMAINS UNCERTAIN

         Many potential users of our SET technology have already invested substantial funds in other forms of environmental remediation technology, including (i) incineration, (ii) plasma arc, (iii) vitrification, (iv) molten metal, (v) molten salt, (vi) chemical neutralization, (vii) catalytic electrochemical oxidation and (viii) supercritical wet oxidation. Our growth and future financial performance will depend on our ability to demonstrate to prospective partners and customers the advantages of our environmental technology over other technologies. There can be no assurance that we will be successful in this effort. Furthermore, it is possible that competing technologies may be perceived to have, or may actually have, certain advantages over our technology for certain industries or applications.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IN THE ENVIRONMENTAL SERVICES
INDUSTRY

         Competition in the environmental services industry is intense. The industry is dominated by large companies such as Bechtel, Westinghouse, Foster Wheeler and ICF Kaiser, among others. These companies are called upon to serve as primary contractors and consultants on a large portion of the Superfund, federal and state government, Department of Energy and Department of Defense projects. Additionally, many smaller engineering firms, construction firms, consulting firms and other specialty firms have entered the environmental services industry in recent years, and additional firms can be expected to enter the industry in the future. Many of our competitors in the environmental services industry have significantly greater financial resources and more established market positions than we do. There can be no assurance that we will be able to compete with these companies, or that other firms will not expand into or develop expertise in the areas in which we specialize.

WE MAY BE SIGNIFICANTLY AFFECTED BY EXTENSIVE ENVIRONMENTAL REGULATIONS

         The scope and nature of environmental regulation, at the federal, state and local levels, has expanded dramatically in recent years. Such regulations impose stringent guidelines on companies that generate and handle hazardous materials, as well as other companies involved in various aspects of the environmental services industry. Any future increases or changes in regulation may result in our incurring additional costs for equipment, retraining, development of new remediation plans, handling of hazardous materials and other costs.

         In addition to the burdens imposed on our operations by various environmental regulations, federal law imposes strict joint and several liability on (i) present and former owners and operators of facilities that release hazardous substances into the environment, (ii) generators and transporters of such substances and (iii) persons arranging for the disposal of such substances. All such persons may be liable for the costs and damages (including penalties and fines) associated with environmental remediation, including investigation, cleanup and natural resource damages. These costs can be very substantial. In light of the growing trend to impose and expand the responsibility and scope of liability for environmental cleanup costs, there can be no assurance that we will not be liable for such costs and damages or exposed to other liabilities for our business activities.

         As our environmental technology is commercialized, we may be required to obtain environmental liability insurance in the future in amounts greater than those we currently maintain. There can be no assurance, however, that such insurance will provide coverage against all claims made against us. In addition, as the cost of cleaning or correcting environmental hazards can be extremely high, even if we are determined to be liable for costs that are covered by our insurance, there can be no assurance that such coverage will be adequate to pay the entire cost. If that occurs, we may be responsible for paying costs in excess of our insurance coverage, which could have a material adverse effect on our business, financial condition and results of operations.

OUR FUTURE SUCCESS MAY DEPEND ON CONTINUED ENVIRONMENTAL REGULATION IN CERTAIN AREAS

         The growth of the environmental services industry has been largely attributable to, and tracks, the increase in environmental regulation since the 1970s. The demand for environmental services has been largely the result of facility owners attempting to comply with, or avoid liability under, existing or newly imposed environmental regulations at the federal, state and local levels. Because of the burden imposed on the industry in complying with such regulations, efforts have been made by various groups to seek the relaxation or repeal of certain forms of environmental regulation. While such efforts to relax environmental regulation have been largely unsuccessful to date, there can be no assurance that the scope or growth of environmental regulation will not be curtailed in the future. Any relaxation of environmental regulation may result in a decline in demand for environmental services and may adversely affect our operations.

WE ARE DEPENDENT UPON THE SPENDING LEVELS OF GOVERNMENTAL AND INDUSTRIAL
ENTITIES

         Because of the nature of sites requiring environmental services, the growing public emphasis on environmental matters and the cost of environmental services, a significant portion of all funds budgeted for such services has already been spent by governmental agencies and large industrial entities. While third-party reimbursement may be sought in various cleanups, most Superfund cleanups, as well as weapons and other nuclear facility cleanups, involve significant spending by governmental agencies. As budget constraints and emphasis on employment, international competition and other considerations grow, certain governmental agencies and industrial entities may choose to delay or curtail expenditures for environmental services. Any curtailment or delays in spending for environmental services by governmental agencies or industrial entities can be expected to have a material adverse effect on the environmental services industry and on our operations and prospects.

OUR BUSINESS IS HEAVILY DEPENDENT UPON CONTRACTS TO PROVIDE SERVICES FOR THE DEPARTMENT OF ENERGY

          A significant portion of our revenues during the past two years have come from contracts that we have to provide services for the Department of Energy. Revenues from our contract to provide technical management support services to the Department of Energy for the opening and operation of the Waste Isolation Pilot Plant near Carlsbad, New Mexico constituted approximately 62% of our total revenues in 1997. Revenues from our contract to provide technical, engineering and scientific support for the closedown and cleanup of the Department of Energy's facility at Rocky Flats, Colorado accounted for approximately 23% of our total revenues in 1997. The Waste Isolation Pilot Plant contract will expire on September 30, 2000, and the Rocky Flats contract will expire on June 30, 2000. In order for us to replace the revenues attributable to such large projects, we must secure one or more large projects or a large number of smaller projects. There is no assurance that we can adequately replace such projects with other projects that will produce as much revenue. If we fail to do so, our business, financial condition and results of operations will be materially adversely affected. Furthermore, there is no assurance that we will not continue to be dependent on a small number of major customers for a significant portion of our revenues.

OUR CASH NEEDS ARE SIGNIFICANT AND WE WILL NEED ADDITIONAL FUNDING IN THE FUTURE

         We have required and will require substantial working capital to support our ongoing operations. As is common in the environmental services industry, payments for services rendered by us are generally received pursuant to specific draw schedules after services are rendered. Thus, pending the receipt of payments for services rendered, we must typically fund substantial project costs, including significant labor and other costs, from internal and outside financing sources.

         Prior to our initial public offering, financing for all of our activities had been provided in the form of direct equity investments and loans by Commodore Environmental Services, Inc. ("COES"), the owner of approximately 34% of our outstanding common stock. Since the consummation of our initial public offering in July 1996, we have financed our operations internally without utilizing any substantial bank lines of credit. Because of expenditures relating to research and development and other infrastructure expenditures, we have experienced periodic working capital shortages. As a result of such working capital shortages, we were required to raise additional capital in 1997 through private placements of our preferred stock and common stock, from which we received aggregate net proceeds of approximately $4.0 million. In addition, we received an aggregate of approximately $9,450,000 from unsecured loans from COES in 1997 and 1998, which loans were retired in the debt restructurings which took place in March and September, 1998. Currently Advanced Sciences has begun repayment of an intercompany loan to the company of approximately $420,000 by borrowing funds under its line of credit. We also closed an equipment financing loan providing approximately $1,000,000 in working capital in July 1999.

         Notwithstanding such financing, we expect that we will require significant additional capital either in the form of debt or equity in the near future to support the following activities:

o        development and commercialization activities;

o investments in complementary products and technologies, including the acquisition of GEI;

o         expansion of our environmental management services business; and

o         general and administrative functions.

Our future capital requirements and the adequacy of our available funds depend on numerous factors, including:

o        successful commercialization of our technology;

o        acquisition of complementary products and technologies;

o        magnitude, scope and results of our development efforts;

o        progress of regulatory affairs activities;

o our ability to maintain and obtain new collaborative working arrangements and agreements;

o        competing technological and market developments; and

o the nature and timing of remediation and cleanup projects and permits required.

         There can be no assurance we will be able to obtain additional financing on acceptable terms, if at all. We may seek to raise additional capital through public or private offerings of equity or debt or through collaborative agreements, strategic alliances with corporate partners and others, or through other contractual arrangements with third parties. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our development programs or certain aspects of our operations (in addition to those we have already curtailed), or to obtain funds by entering into arrangements with collaborative partners or others that may require us to relinquish rights to our technology that we would not otherwise relinquish, or to license third parties to commercialize our technology that we would otherwise seek to develop ourselves. Failure to obtain adequate timely financing could cause GEI to terminate the agreement between us. If adequate funds are not available, our business, financial condition and results of operations will be materially adversely affected.

THE PATENT AND OTHER INTELLECTUAL PROPERTY PROTECTION WE CURRENTLY HAVE MAY NOT BE ADEQUATE TO PROTECT US FROM INFRINGEMENT BY OTHERS AND WE CANNOT BE SURE THAT OUR BUSINESS DOES NOT INFRINGE ON THE PROPRIETARY RIGHTS OF OTHERS

         We are highly dependent upon proprietary technology and seek to protect such technology through a combination of patents, licenses and trade secrets. We have applied for and obtained patents for certain proprietary aspects of our technology and processes in the United States and other countries. Our success depends, in large part, on our ability to obtain additional patents, protect the patents that we currently own, maintain trade secrecy protection and operate without infringing on the proprietary rights of third parties. The patents that we currently own are improvement patents, which are more difficult to monitor for infringement than those that would be contained in a patent covering a pioneering invention or technology. There can be no assurance that any of our pending patent applications will be approved, that we will develop additional proprietary technology that is patentable, that any patents issued to us will provide us with competitive advantages or will not be challenged by third parties or that the patents of others will not have an adverse effect on our ability to conduct our business. Furthermore, there can be no assurance that others will not independently develop similar or superior technologies, duplicate elements of our technologies, or design around our technology.

         In the future, we may need to acquire licenses to, or to contest the validity of, issued or pending patents of third parties. There can be no assurance that any license acquired under such patents would be made available to us on acceptable terms, if at all, or that we would prevail in any such contest. In addition, we could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party's patents or in defending the validity or enforceability of our patents. In addition to patent protection, we also rely on trade secrets, proprietary know-how and technology, which we seek to protect, in part, by entering into confidentiality agreements with our prospective working partners and collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

OUR ACQUISITION PROGRAM POSES SPECIAL RISKS AND FINANCIAL CONSEQUENCES TO US

         As part of our growth strategy, we may seek to acquire or invest in complementary (including competitive) businesses, products or technologies. Acquisitions involve numerous risks, including:

o difficulties in the assimilation of the acquired operations, technologies and products;

o        diversion of management's attention from other business concerns; and

o        potential departures of key employees of the acquired company.

If we successfully identify acquisitions in the future, completing such acquisitions may result in:

o        new issuances of our stock that may be dilutive to current owners;

o        increases in our debt and contingent liabilities; and

o additional amortization expenses related to goodwill and other intangible assets.

Any of these risks could materially adversely affect our business, financial condition and results of operations.

         We continue to explore potential acquisitions. We may not be able to identify, successfully complete or integrate potential acquisitions in the future. However, even if we can, we cannot be sure that such acquisitions will have a positive impact on our business or operating results.

OUR PENDING ACQUISITION OF GLOBAL ENERGY INVESTORS, INC. POSES ADDITIONAL RISKS

         Investment in emerging markets is speculative and involves certain risks. Individual foreign economies may differ favorably or unfavorably from developed country economies in such respects as growth of gross domestic product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payments position. In addition, there is a possibility of expropriation or confiscatory taxation, imposition of capital controls, exchange controls or other monetary restrictions, imposition of withholding taxes on dividend or interest payments, or other similar developments, which could affect investments in those countries.

In the past many emerging countries have experienced and continue to experience high rates of inflation. In certain countries inflation has at times accelerated rapidly to hyper-inflationary levels, creating a negative interest rate environment and sharply eroding the value of outstanding financial assets in those countries. In addition, if deterioration occurs in an emerging country's balance of payments or for other reasons, a country could impose temporary restrictions on capital remittances.

Due to investment in instruments denominated in currencies other than the U.S. dollar, the value of the investment as measured in U.S. dollars will be affected by changes in foreign currency exchange rates. Many of the currencies of emerging countries have experienced significant devaluations relative to the dollar or other major adjustments. To the extent the company invests in projects not denominated or linked to dollars, a decline in the value of such currency would reduce the value of certain investments.

WE ARE HEAVILY DEPEND ON OUR KEY MANAGEMENT AND OUR ABILITY TO HIRE OTHER QUALIFIED PERSONNEL

         Our success depends to a significant extent upon the performance of senior management and other key employees and on our ability to continue to attract and retain highly qualified personnel. We have employment agreements with each of our key employees. In addition, our key employees own shares of our common stock and have options to purchase additional shares. Nonetheless, such individuals could leave the company. Should any of the members of our senior management be unable or unwilling to continue in their present roles, or should such persons determine to enter into competition with us, our operations and prospects could be adversely affected. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel in the future. We presently do not carry any key-man life insurance.

WE HAVE VERY LIMITED MANUFACTURING OPERATIONS AND RELY ON OUTSIDE SOURCES OF SUPPLY FOR MOST OF THE STRATEGIC COMPONENTS USED IN OUR SET TECHNOLOGY

         We currently have very limited manufacturing capabilities and experience in manufacturing the components used in our SET process. We intend to continue to rely on outside sources of supply for most of the strategic components utilized in the SET technology. If we were unable to obtain a sufficient supply of required components, we could experience significant delays in the manufacture of SET equipment, which could result in the loss of orders and customers and could have a material adverse affect on our business, financial condition and results of operations. In addition, if the cost of raw materials or finished components were to increase, there can be no assurance that we would be able to pass such increase to our customers. The use of outside suppliers also entails risks of quality control and disclosure of proprietary information.

OUR BOARD OF DIRECTORS HAS A POTENTIAL CONFLICT OF INTERESTS

         Paul E. Hannesson, our Chairman of the Board, President and Chief Executive Officer, also serves as the Chairman of the Board and Chief Executive Officer of our affiliate, Commodore Separation Technologies, Inc. ("Separation"), and devotes a portion of his business and professional time and efforts to Separation's business. In addition, six out of seven members of our board of directors also serve as directors of Separation. Mr. Hannesson and those other directors may have potential conflicts of interest with respect to, among other things, potential corporate opportunities, business combinations, joint ventures and/or other business opportunities that may become available to them. Moreover, while Mr. Hannesson has agreed to devote a significant portion of his business and professional time and efforts to the Company, potential conflicts of interest also include the amount of time and effort devoted by him to Separation. We may be materially adversely affected if Mr. Hannesson and/or the other directors choose to place the interests of Separation before those of the company.

         Mr. Hannesson and the other directors have agreed that, to the extent such opportunities arise, they will carefully consider a number of factors, including:

o        whether such opportunities are within our line of business;

o whether such opportunities are consistent with our strategic objectives; and

o whether we will be able to undertake or benefit from such opportunities.

In addition, our board has adopted a policy whereby any future transactions between the Company and any of its subsidiaries, affiliates, officers, directors, or principal stockholders will be on terms no less favorable to us than could reasonably be obtained in "arm's length" transactions with independent third parties. Mr. Hannesson and the other directors also owe fiduciary duties of care and loyalty to us under Delaware law. However, our failure to resolve any conflicts of interest in our favor could materially adversely affect our business, financial condition and results of operations.

FUTURE SALES OF OUR COMMON STOCK MAY HAVE A DEPRESSIVE EFFECT ON THE MARKET PRICE OF OUR STOCK

         On a fully-diluted basis (including the full exercise of the options that have been granted under our 1998 Stock Option Plan as of the date of this prospectus), approximately 51,830,613 shares of our common stock would be outstanding on the date of this prospectus. Of such shares, 25,629,936 shares would be freely tradable without restriction or further registration under the Securities Act, except to the extent such shares are held by our "affiliates." The remaining 26,200,677 shares are "restricted securities" as defined in Rule 144 promulgated under the Securities Act, and may only be sold in the public market if such shares are registered under the Securities Act or sold in accordance with Rule 144 or another exemption from registration under the Securities Act. We cannot predict the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the prevailing market price of our common stock. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock.

THE ISSUANCE OF NEW SHARES UPON EXERCISE OF STOCK OPTIONS AND GEI ACQUISITION WILL CAUSE DILUTION TO OUR CURRENT STOCKHOLDERS

         On the date of this prospectus, employees had outstanding options under our 1998 Stock Option Plan to purchase an aggregate of approximately 3,426,412 shares of our common stock at an exercise price of approximately $0.4375 per share. Our 1998 Stock Option Plan authorizes our board of directors to grant options to purchase up to an additional 1,573,588 shares of our common stock. If all of these options were to be exercised, our stockholders would experience a dilution in their percentage ownership of the company. In addition, the acquisition of GEI would cause the issuance of at least 9 million and possibly as many as 12.5 million shares, causing further dilution in the percentage ownership of existing stockholders.

WE DO NOT ANTICIPATE PAYING ANY DIVIDENDS ON OUR COMMON STOCK

         We have never paid any dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The current policy of our board of directors is to retain earnings to finance the operations and expansion of our business. Any future determination to pay dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by our board of directors.

THE MARKET PRICE OF OUR COMMON STOCK HAS FLUCTUATED CONSIDERABLY AND WILL PROBABLY CONTINUE TO DO SO

         The stock markets have experienced extreme price and volume fluctuations. The market prices for our common stock and publicly traded warrants have been historically volatile. The market prices of our securities could be subject to wide fluctuations in the future as well in response to a variety of events or factors, some of which may be beyond our control. These could include, without limitation:

o        future announcements of new competing technologies;

o        the status of our acquisition of GEI;

o changing policies and regulations of the federal government and state governments;

o the status of our patent protection and other intellectual property rights;

o        quarterly fluctuations in our financial results;

o        liquidity of the market for our securities;

o        public perception of our company and our entry into new markets; and

o        general conditions in our company's industry and the economy.

OUR CHARTER CONTAINS AUTHORIZED, UNISSUED PREFERRED STOCK THAT MAY INHIBIT A TAKEOVER

         Our certificate of incorporation and by-laws contain provisions that could make it more difficult for a third party to acquire the company. Our certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval and upon such terms as it may determine. The rights of holders of our common stock are subject to, and may be adversely affected by, the rights of future holders of preferred stock. In addition, our by-laws require stockholders to provide advance notice to nominate candidates for election as directors and to submit proposals for consideration at stockholder meetings. Section 203 of the Delaware General Corporation Law makes it more difficult for an "interested stockholder" (generally a 15% stockholder) to effect various business combinations with a corporation for a three-year period after the stockholder becomes an "interested stockholder." In general, these provisions may discourage a third party from attempting to acquire our company and, therefore, may inhibit a change of control of our company under circumstances that could give stockholders an opportunity to realize a premium over then-prevailing market prices.

OUR FAILURE AND THE FAILURE OF OUR CUSTOMERS AND PARTNERS TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS

         The Year 2000 issue is the result of computer programs written using two digits rather than four to define the applicable year. Any computer program or microprocessor that uses only two digits to recognize years may recognize a date specifying "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system or equipment failures.

         We rely on information technology systems and non-information technology systems (e.g., equipment with embedded microprocessors) in connection with our business operations. In addition, we rely upon the proper functioning of the computer and non-information technology systems of our collaborative partners, suppliers and customers.

         We believe that we are taking reasonable steps to identify and address those matters that could cause serious interruptions in our business and operations due to Year 2000 issues. Our efforts include programs to address our internal Year 2000 readiness as well as the readiness of our collaborative partners, suppliers and customers. While we believe that our mainframe database and operating systems are Year 2000 compliant, no assurance can be given that all of our systems will be Year 2000 compliant. Any of the following could have a material adverse effect on our business, financial condition and results of operations:

o        a failure to fully identify all Year 2000 dependencies in our systems;

o a failure to fully identify all Year 2000 dependencies in the systems of our collaborative partners, suppliers and customers;

o a failure of our collaborative partners, suppliers and customers to adequately address their Year 2000 issues;

o the failure of any contingency plans developed to protect our business and operations from Year 2000-related interruptions; and

o delays in the implementation of new systems resulting from Year 2000 problems.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, based on our current expectations and projections about future events, including:

o        strategic plans;

o potential growth, including penetration of developed markets and opportunities in emerging markets;

o        planned operational changes and research and development efforts;

o        Year 2000 issues;

o        future financial performance, including expected capital expenditures;

o        research and development expenditures;

o        potential acquisitions; and

o        future cash sources and requirements.

         These forward-looking statements are subject to a number of risks and uncertainties, including those identified in "Risk Factors," which could cause our actual results to differ materially from historical results or those anticipated and certain of which are beyond our control. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

         The risks included here are not exhaustive. Other sections of this prospectus may describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

                                 USE OF PROCEEDS

         All of the common stock offered hereby is being sold by or for the selling stockholders. We will not receive any proceeds from the sale of the common stock offered hereby. We will, however, receive the exercise price upon the exercise of options by the selling stockholders. We plan to use any such proceeds for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

         This prospectus may be used by the persons named below to re-offer and re-sell to the public shares of our common stock issuable to them when they exercise their stock options granted under our 1998 Stock Option Plan. These persons may be considered "affiliates" of the company within the meaning of the Securities Act and the rules and regulations of the SEC thereunder, and such shares may be considered "control securities" within the meaning of General Instruction C to Form S-8. Executive officers, directors and others who are considered to be "affiliates" of the company who acquire our common stock under our 1998 Stock Option Plan may be added to the list of selling stockholders below, and the number of shares the selling stockholders may sell pursuant to this prospectus may be increased or decreased, by use of a prospectus supplement filed with the SEC. An "affiliate" is defined in Rule 405 under the Securities Act as a "person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with" the company. Although a person's name is included in the table below, neither that person nor we are making an admission that such person is our "affiliate."

         The following table sets forth: (i) the name of each selling stockholder; (ii) the nature of any position, office or other material relationship the selling stockholder has held with the company or its affiliates within the past three years; (iii) the number of shares of common stock, and the percentage (if 1% or more) of the outstanding shares of such class, owned as of November 8, 1999; (iv) the number of shares which may be sold pursuant to this prospectus for the account of the selling stockholder; and (v) the number of such shares, and the percentage (if 1% or more) of the outstanding shares of such class, that will be owned by the Selling Stockholder, assuming the sale of all the shares offered pursuant to this prospectus. Since we have not been informed whether or not any selling stockholders intend to sell any shares, the following table has been prepared assuming that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. The inclusion of shares in the table below does not constitute a commitment to sell any shares. Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their shares.

                                               Shares of                                         Shares of
                                              Common Stock                                      Common Stock
                                             Owned Prior to                                     Owned After
                                              the Sale(1)                                         the Sale
                                          -----------------------                          ------------------------
                                                                          Number of
                                                                           Shares
                                                                        Which May Be
Name and Position/Relationship            Number      Percent(2)        Sold Hereby        Number        Percent(2)
------------------------------            ------      ----------        -----------        ------        ----------
Paul E. Hannesson (3)............         577,500        2.4%               577,500           0              *

Peter E. Harrod (4)..............         255,000        1.1%               255,000           0              *

James M. DeAngelis (5)...........         181,250         *                 181,250           0              *

William E. Ingram (6)............         150,000         *                 150,000           0              *

Kenneth L. Adelman (7)...........          70,000         *                  70,000           0              *

William R. Toller (8)............          70,000         *                  70,000           0              *

Herbert A. Cohen (9).............        71,000(10)       *                  70,000        1,000             *

David L. Mitchell (11)...........            70,000       *                  70,000           0              *


                                       14

                                               Shares of                                         Shares of
                                              Common Stock                                      Common Stock
                                             Owned Prior to                                     Owned After
                                              the Sale(1)                                         the Sale
                                          -----------------------                          ------------------------
                                                                          Number of
                                                                           Shares
                                                                        Which May Be
Name and Position/Relationship            Number      Percent(2)        Sold Hereby        Number        Percent(2)
------------------------------            ------      ----------        -----------        ------        ----------
Bentley J. Blum (12).............            70,000       *                  70,000           0              *

Edward L. Palmer (13)............            70,000       *                  70,000           0              *

     Total.......................         1,584,750      6.3%             1,584,750         1,000            *


*        Represents less than 1% of the outstanding shares of our common stock.

(1) Includes the aggregate number of shares (subject to adjustment) issuable to the selling stockholders upon exercise of currently outstanding stock options granted under our 1998 Stock Option Plan, whether or not such options are currently exercisable. Unless otherwise indicated, other than the shares issuable upon exercise of options granted under our 1998 Stock Option Plan, the selling stockholders do not own or have a right to purchase any other shares of our common stock.

(2) Percentages based on 23,702,263 shares of our common stock outstanding on November 8, 1999.

(3) Mr. Hannesson has been a director of the company since March 1996 and was appointed Chairman of the Board in November 1996. Mr. Hannesson also served as Chief Executive Officer from March to October 1996 and as President from March to September 1996, and was re-appointed Chief Executive Officer on November 18, 1996 and President on May 1, 1997. Mr. Hannesson served as a director of COES from February 1993 to June 1998 and as its Chairman of the Board and Chief Executive Officer from November 1996 to June 1998. Mr. Hannesson also served as President of COES from February 1993 to July 1996 and from May 1997 to June 1998. Mr. Hannesson also currently serves as the Chairman of the Board and Chief Executive Officer of Separation, Commodore Solution Technologies, Inc. and Commodore CFC Technologies, Inc., subsidiaries of the company. Mr. Hannesson also serves as Chairman of the Board of Lanxide Corporation ("Lanxide"), a research and development company developing metal and ceramic materials. Lanxide is affiliated with the company by significant common ownership.

(4) Mr. Harrod has served as an executive officer of Commodore Advanced Sciences, Inc., a wholly-owned subsidiary of the company, since 1991 and as its President since October 28, 1996. Mr. Harrod has also served as Senior Vice President of Commodore Solution Technologies, Inc., a wholly-owned subsidiary of the company, since November 1997.

(5) Mr. DeAngelis has served as Vice President--Finance and Treasurer of the company since July 1998. Mr. DeAngelis was appointed Senior Vice President--Sales & Marketing of Separation in September 1996, after having served as its Vice President--Marketing since November 1995. Mr. DeAngelis has also served as the President of Commodore CFC Technologies, Inc., a wholly-owned subsidiary of the company, since September 1996.

(6) Mr. Ingram served as Vice President and Controller from October 1996 to March 1997, as Vice President- Finance from March to May 1997, and as Vice President and Controller of the Company from June 1997 to present.

(7) Dr. Adelman has served as a director of the company since July 1996 and has served as its Executive Vice President, Marketing and International Development since May 1997. Dr. Adelman also joined the Board of Directors of Separation in April 1997. Dr. Adelman served as a director of COES from July 1996 to June 1998. Dr. Adelman resigned his management positions effective December 31, 1998.

(8) Mr. Toller joined the board of directors of the company in March 1998. Mr. Toller also joined the board of directors of Separation in April 1997 and served as a consultant to COES from July 1997 to February 1998. Mr. Toller served as Vice Chairman of Lanxide from July 1997 to February 1998.

(9) Mr. Cohen has served as a director of the company since July 1996 and as a director of Separation since March 1998. Mr. Cohen served as a director of COES from July 1996 to June 1998.

(10) Includes 1,000 shares of our common stock, and 70,000 shares of our common stock underlying options granted to Mr. Cohen under our 1998 Stock Option Plan.

(11) Mr. Mitchell has served as a director of the company since July 1996 and as a director of Separation since April 1997. Mr. Mitchell served as a director of COES from July 1996 to June 1998.

(12) Mr. Blum has been a director of the company since March 1996 and served as its Chairman of the Board from March to November 1996. Mr. Blum has served as a director of Separation since August 1996. Mr. Blum has served as a director of COES since 1984 and served as its Chairman of the Board from 1984 to November 1996. Mr. Blum also currently serves as a director of Commodore Solution Technologies, Inc. and Commodore CFC Technologies, Inc., wholly-owned subsidiaries of the company.

(13)     Mr. Palmer has served as a director of the company since July 1998.

                              PLAN OF DISTRIBUTION

         All or a portion of the shares offered hereby may be sold, from time to time, by or for the selling stockholders in one or more transactions on the American Stock Exchange, in the public market off the American Stock Exchange, in privately negotiated transactions, or in a combination of such transactions. Such sales may be made either at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The shares may be sold by or for the selling stockholders by one or more of the following methods, without limitation:

o block trades in which a broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

o        an exchange distribution in accordance with the rules of such exchange;

o ordinary brokerage transactions and transactions in which a broker may solicit purchasers;

o        privately negotiated transactions;

o        short sales; and

o        a combination of any such methods of sale.

         In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which may be less than, or in excess of, those customary in the types of transactions involved. Any shares of common stock that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit received by them may be deemed to be underwriting commissions or discounts under the securities act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for a period of one business day prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of our common stock by the selling stockholders. All of the foregoing may limit the marketability of the shares.

         To our knowledge, no underwriting arrangements have been entered into by the selling stockholders with respect to the shares as of the date of this prospectus . If we are notified by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering or secondary distribution, or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the name of each such selling stockholder and of the participating broker or dealer,
(b) the number of shares involved, (c) the price at which such shares were sold,
(d) the commissions paid or the discounts or concessions allowed to such broker or dealer, where applicable, (e) that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (f) other facts material to the transaction.

         We will maintain the effectiveness of the registration statement of which this prospectus is a part until the earlier of (i) two years after the effective date of the registration statement, or (ii) such time as all the shares registered hereby have been sold or are no longer subject to volume or manner of sale restrictions under the Securities Act.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

         We will pay all expenses incurred to register the shares, which are estimated to be approximately $47,500 , but all brokerage commissions and other expenses incurred by individual selling stockholders will be paid by them. There is no assurance that any of the selling stockholders will sell any or all of the shares offered hereby.

                                  LEGAL MATTERS

         The validity of the shares offered hereby has been passed upon by our counsel, Greenberg Traurig, New York, New York. A shareholder of Greenberg Traurig holds options to purchase 275,000 shares of COES common stock.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10K of Commodore Applied Technologies, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

=========================================   ====================================

We have not authorized any dealer,
salesperson or other person to give any              1,584,750 SHARES
information or represent anything not
contained or incorporated by reference in   COMMODORE APPLIED TECHNOLOGIES, INC.
this prospectus. You must not rely on any
unauthorized information. This prospectus               COMMON STOCK
does not offer to sell any shares in any jurisdiction where it is unlawful. The information in this prospectus is current only as of its date.





                                                    ---------------------
             TABLE OF CONTENTS
                                                         PROSPECTUS
                                     Page
                                                    ---------------------
Where You Can Find More Information.....2
Certain Definitions and Trademark.......3
Forward-looking Statements..............3
The Company.............................3
Risk Factors............................4
Use of Proceeds........................13
Selling Stockholders...................14
Plan of Distribution...................16
Legal Matters..........................17
Experts................................17             November 10, 1999

=========================================   ====================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The Company hereby incorporates by reference into this Registration Statement on Form S-8 (the "Registration Statement") the following documents heretofore filed by the Company with the Commission (File No. 1-11871) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1998, including the exhibits thereto;

         (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1999;

         (c) The Company's Current Report on Form 8-K dated December 25, 1998, and Amendment No. 1 on Form 8-K/A thereto filed with the SEC on March 9, 1999;

         (d) The Company's Current Reports on Form 8-K dated April 21, 1999, August 17, 1999 and October 1, 1999; and

         (e) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, dated June 24, 1996, as amended by the Company's Registration Statement on Form 8-A/A, dated June 26, 1996, including any other amendment or report filed for the purpose of updating such information.

         In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         The validity of the Common Stock to which this Registration Statement relates will be passed upon for the Company by Greenberg Traurig, New York, New York. A shareholder of Greenberg Traurig holds options to purchase 275,000 shares of COES common stock.

Item 6.  Indemnification of Directors and Officers.

         Section 145(a) of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

         Section 145(b) of the General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards as set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 of the General Corporation Law further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of such person against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under such Section 145.

         Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for monetary damages for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase or redemption which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Certificate of Incorporation contains such a provision.

         Article Thirteenth of the Company's Certificate of Incorporation eliminates the personal liability of directors and/or officers to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such elimination of the personal liability of a director and/or officer of the Company does not apply to (i) any breach of such person's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) actions prohibited under Section 174 of the General Corporation Law (i.e., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful repurchases or redemption of stock, unlawful distribution of assets of the Company to the stockholders without the prior payment or discharge of the Company's debts or obligations, or unlawful making or guaranteeing of loans to directors and/or officers), or (iv) any transaction from which the director derived an improper personal benefit. In addition, Article Fourteenth of the Company's Certificate of Incorporation and Article VI of the Company's By-Laws provide that the Company shall indemnify its corporate personnel, directors and officers to the fullest extent permitted by the General Corporation Law, as amended from time to time.

         The Company has in force a combined insurance policy with its affiliates under which its directors and officers are insured (with limits of $10 million per occurrence and $10 million in the aggregate) against certain expenses in connection with the defense of such actions, suits or proceedings to which they are parties by reason of being or having been directors or officers of the Company.

         The Company and its officers, directors and other persons are entitled to be indemnified under certain circumstances for certain securities law violations in accordance with the provisions of an underwriting agreement dated June 28, 1996, by and among the Company, Bentley J. Blum and National Securities Corporation, as representative of the several underwriters.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company as disclosed above, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

Exhibit
Number                                 Description
-------                                -----------

  4.1              Certificate of Incorporation of the Company. (1)
  4.2              By-laws of the Company. (1)
  4.3              Specimen Form of Common Stock Certificate. (1)
 *4.4              Commodore Applied Technologies, Inc. 1998 Stock Option Plan.
 *4.5              Form of Option Agreement.
 *5.1              Opinion of Greenberg Traurig.
*23.2              Consent of PricewaterhouseCoopers LLP.
*23.3              Consent of Greenberg Traurig (contained in Exhibit 5.1).
*25.1              Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).


------------------------
*    Filed herewith electronically.

(1) Incorporated herein by reference. Filed as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-4396) filed with the Commission on May 2, 1996.

Item 9.  Undertakings.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                           provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the annual report of the employee benefit plans pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 2nd day of November, 1999.

                                COMMODORE APPLIED TECHNOLOGIES, INC.

                                By: /s/ Paul E. Hannesson
                                    ------------------------------------
                                    Paul E. Hannesson
                                    Chairman of the Board, President
                                    and Chief Executive Officer

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul E. Hannesson and James M. DeAngelis, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

                              --------------------

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                                CAPACITY                                DATE
         ---------                                --------                                ----
/s/ Paul E. Hannesson                    Chairman of the Board, President           November 02, 1999
------------------------------           and Chief Executive Officer
Paul E. Hannesson                        (principal executive officer)

/s/ James M. DeAngelis                   Vice President--Finance and Treasurer      November 02, 1999
------------------------------           (principal financial and accounting
James M. DeAngelis                       officer)

/s/ William R. Toller                    Director                                   November 02, 1999
------------------------------
William R. Toller

/s/ Bentley J. Blum                      Director                                   November 02, 1999
------------------------------
Bentley J. Blum

/s/ Kenneth L. Adelman                   Director                                   November 02, 1999
------------------------------
Kenneth L. Adelman

/s/ Herbert A. Cohen                     Director                                   November 02, 1999
------------------------------
Herbert A. Cohen

/s/ David L. Mitchell                    Director                                   November 02, 1999
------------------------------
David L. Mitchell

/s/ Edward L. Palmer                     Director                                   November 02, 1999
------------------------------
Edward L. Palmer


                                  EXHIBIT INDEX

Exhibit
Number                                      Description
-------                                     -----------

  4.1              Certificate of Incorporation of the Company. (1)
  4.2              By-laws of the Company. (1)
  4.3              Specimen Form of Common Stock Certificate. (1)
 *4.4              Commodore Applied Technologies, Inc. 1998 Stock Option Plan.
 *4.5              Form of Option Agreement.
 *5.1              Opinion of Greenberg Traurig.
*23.2              Consent of PricewaterhouseCoopers LLP.
*23.3              Consent of Greenberg Traurig (contained in Exhibit 5.1).
*25.1              Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).


------------------------
*    Filed herewith electronically.

(1) Incorporated herein by reference. Filed as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-4396) filed with the Commission on May 2, 1996.